Exhibit 10.9

CANOPY GROWTH CORPORATION

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

As of March 31, 2022

The directors1 of Canopy Growth Corporation received the following applicable fees and restricted share units (“RSUs”) as previously recommended by the Corporate Governance, Compensation and Nominating Committee (“CGCN Committee”) and approved by the Board:

FY2022 Fees	Annual Amount ($)
Board of Directors Chair Retainer	225,000
Annual RSU Grants to Board of Directors Chair	225,000
Board Retainer	150,000
Annual RSU Grants to Non-Chair Board Members	150,000
Audit Committee Chair Retainer	30,000
Audit Committee Member Retainer	15,000
CGCN Committee Chair Retainer	30,000
CGCN Committee Member Retainer	15,000

1David Klein, Robert Hanson, William Newlands, Garth Hankinson, and Jim Sabia did not receive board or committee fees or RSU grants during FY2022.